Exhibit 99.1

Spectrum Brands Announces Strong Fiscal 2009 Results; Investor Call Planned for January 6, 2010

ATLANTA--(BUSINESS WIRE)--December 30, 2009--Spectrum Brands (the “Company”) (OTC: SPEB) yesterday afternoon filed its Form 10-K for the fiscal year ended September 30, 2009 with the Securities and Exchange Commission (“SEC”) and announced its fiscal 2009 fourth quarter and full year results.

“2009 was a watershed year for Spectrum Brands,” said Kent Hussey, CEO of Spectrum Brands. “We successfully completed a major financial restructuring in which we eliminated more than $800 million of debt and emerged a stronger competitor and a financially healthier business. Additionally, despite the tough economy, our product lines, many of which benefited from our value positioning, continued to perform very well and delivered improved adjusted EBITDA over fiscal 2008.”

Fresh Start Reporting

In connection with the Company’s emergence from bankruptcy on August 28, 2009 and the application of fresh-start reporting on August 30, 2009, in accordance with ASC Topic 852, “Reorganizations,” formerly the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the post emergence results for the Company’s one month period ended September 30, 2009 (references to the Company for such period, the “Successor Company”) and the results for the eleven month period ended August 30, 2009 (references to the Company for such period and for prior periods, the “Predecessor Company”) are presented separately. For illustrative purposes in this earnings release, the Company has combined the separate Successor Company and Predecessor Company results to derive combined results for the three and twelve months ended September 30, 2009. However, because of various adjustments to our financial statements in connection with the adoption of fresh-start reporting, including asset valuation adjustments, adjustments to liabilities and recognition of cancellation of indebtedness income, the results of operations for the Successor Company are not comparable to those of the Predecessor Company. (See Note 2, “Voluntary Reorganization Under Chapter 11”, of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 for additional information on fresh-start reporting.)

Fourth Quarter and Full Year Fiscal 2009 Consolidated Financial Results

The Company reported Net Income of $1,152.8 million for the fourth quarter of 2009 and $943.2 million for the full year fiscal 2009. With only one month of history for the common stock that was issued upon the Company’s emergence from Chapter 11, the Company did not include a table or discussion on the earnings per share calculation within this release for that one month, as prior periods do not reflect the Company’s new capital structure.

The Company reported consolidated net sales of $589.4 million and $2,230.5 million for the fourth quarter and full year fiscal 2009, respectively. These numbers compare to $668.0 million and $2,426.6 million for the same periods, respectively, in fiscal 2008. In addition to timing differences for the fourth quarter, results were impacted by inventory de-stocking at retailers and internal SKU rationalization initiatives. Also negatively impacting sales were unfavorable foreign exchange impacts of $20.3 million for the fourth quarter and $129.4 million for the full year fiscal 2009 versus fiscal 2008 results.

Consolidated adjusted EBITDA, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trends, was $91.4 million and $309.9 million, respectively, for the fourth quarter and full year fiscal 2009. This compares to $98.2 million and $296.9 million, respectively, for the fourth quarter and full year fiscal 2008. The Company implemented numerous cost cutting and SKU rationalization initiatives throughout its business units to help drive improved adjusted EBITDA for the year. In addition, foreign exchange had negative impacts versus fiscal 2008 on consolidated adjusted EBITDA of $2.8 million for the fourth quarter and $23.9 million for the full year.

Liquidity

The Company ended fiscal 2009 on September 30, 2009 with $97.8 million in cash. Approximately $1,345 million was drawn under the Company’s senior term credit facilities, and $78.2 million was drawn on the Company’s $242 million ABL facility as of such date.

Segment Level Data

Global Battery and Personal Care

The Company’s Global Battery and Personal Care segment delivered improved adjusted EBITDA over fiscal 2008 in spite of lower sales. The Company reported $361.4 million in net sales from the Global Battery and Personal Care segment for the fourth quarter compared with $423.6 million for the same period last year due to later holiday orders from certain retailers and negative foreign exchange impacts of $19.8 million versus the fourth quarter of fiscal 2008. The Company anticipates its first quarter sales of fiscal 2010 to be positively impacted versus its historical results due to the delay of retailer orders for product shipments for the holidays. For the full year, net sales were $1,335.0 million for fiscal 2009, down from $1,493.7 million the previous year as sales growth in North America was offset by negative foreign exchange impacts versus fiscal 2008 of $118.3 million, declines overseas driven by weak macroeconomic environments, and as discussed above, the delay of certain retailer orders of 2009 holiday product shipments.

The Company’s North American battery business gained market share during fiscal 2009. However, these gains were offset by weak economic factors overseas and negative foreign exchange impacts. Global battery sales were $228.6 million and $818.6 million for the fourth quarter and full year fiscal 2009, respectively. In comparison, global battery sales were $261.5 million and $916.2 million for the fourth quarter and full year fiscal 2008, respectively. Negative foreign exchange impacts of $11.9 million for the fourth quarter and $70.2 million for the full year versus fiscal 2008 tempered the top line results for fiscal 2009 global battery sales.

Full year North American battery sales increased 12.3 percent over last year to $327.6 million, including negative foreign exchange impacts of $2.4 million. European battery sales were down 15.2 percent for the year to $331.2 million as the Company chose to exit unprofitable SKUs and accounts coupled with the significant slowdown in certain of the local economies. Also, European battery sales were negatively impacted by foreign exchange of $44.4 million. Latin American battery sales, where the Company saw the most dramatic effects of the weak macro-economic trends as well as retailer inventory de-stocking in Brazil, reported a sales decrease of 31.7 percent for fiscal 2009, resulting in full year battery sales of $159.8 million including a negative foreign exchange impact of $23.4 million.

Global full year sales of Remington branded products were roughly flat year-over-year after adjusting for the negative effects of foreign exchange. For the quarter, later timing of holiday orders resulted in sales for the fourth quarter of 2009 of $112.3 million compared with $132.2 million for the same period of fiscal 2008. Again, the Company expects first quarter fiscal 2010 sales of Remington products to benefit from the delay in holiday shipments in the fourth quarter of 2009. Foreign exchange negatively impacted the fourth quarter Remington sales by $7.0 million versus the same quarter of fiscal 2008. For the full year, including $42.8 million of negative foreign exchange impacts, Remington reported sales of $436.4 million for fiscal 2009 versus $477.8 million for fiscal 2008.

Despite significant foreign exchange pressures, the Global Battery and Personal Care segment delivered improved full year adjusted EBITDA over fiscal 2008. The segment reported adjusted EBITDA of $59.8 million and $192.8 million for the fourth quarter and full year fiscal 2009, respectively. During fiscal 2008, the Global Battery and Personal Care segment reported adjusted EBITDA of $63.1 million for the fourth quarter and $185.2 million for the full year. Foreign exchange negatively impacted the segment’s fiscal 2009 adjusted EBITDA results by $5.7 million for the fourth quarter and $32.0 million for the full year.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $154.8 million for the quarter, down from $159.2 million for the same period last year. Foreign exchange had a minimal negative impact of $0.5 million on the quarter for Global Pet Supplies. For the full year fiscal 2009, Global Pet Supplies reported net sales of $573.9 million compared with $598.6 million for fiscal 2008. Foreign exchange had a negative impact of $11.0 million on the full year fiscal 2009 net sales for the Global Pet Supplies segment. Despite holding its market share in the space, the entire aquatics category, particularly in the sale of equipment, was down year-over-year resulting in decreased sales. This trend, along with inventory de-stocking at certain retailers, was partially offset by notable strength in the Company’s sales of its Dingo and Nature’s Miracle branded products within its companion animal category.

Benefiting from aggressive operating expense reductions and pricing initiatives, the Company reported adjusted EBITDA for the Global Pet Supplies Segment of $30.4 million for the fourth quarter 2009 and $93.2 million for the full year fiscal 2009, compared with $26.8 million and $92.1 million for the same periods of fiscal 2008, respectively. This improvement in profitability for the segment was partially offset by increases in certain product input costs which preceded pricing initiatives.

Home and Garden

The Company reported net sales from its Home and Garden segment, consisting of the Company’s controls products, of $73.2 million for the fourth quarter and $321.6 million for the full year, compared with $85.0 million and $334.1 million for the same periods of 2008, respectively. While the Company’s products held their share positions in their respective categories during 2009, this decrease in revenues was driven primarily by the business unit’s decision to decrease its SKUs by 30 percent during the year in order to reduce costs and improve efficiencies, as well as tighter inventory controls at retailers.

The Company’s Home and Garden segment delivered adjusted EBITDA of $9.0 million for the fourth quarter of fiscal 2009 and improved full year adjusted EBITDA over last year by $1.3 million to $53.9 million. For fiscal 2008, this segment delivered adjusted EBITDA of $18.7 million for the fourth quarter as lower revenues, coupled with increased customer offers, rebates and close-out activity created a large quarter-over-quarter variance and $52.6 million for the full year fiscal 2008.

Investor Update Call Scheduled for January 6, 2010

The Company anticipates resuming the practice of hosting quarterly earnings calls beginning on January 6, 2010 at 4 PM, EST with the discussion of the fiscal 2009 results, included in this press release. To listen to the webcast, please visit the Investor Relations homepage on the Company’s website, which can be accessed at www.spectrumbrands.com. A webcast replay will be available through January 20, 2010.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of current exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the one month, three months and twelve months ended September 30, 2009 versus the three months and twelve months ended September 30, 2008 on a consolidated basis and for each of the Company’s business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands’ management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, included in its portfolio of widely trusted brands are Rayovac®, Remington®, Varta®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-In-1®, Spectracide®, Cutter®, Repel®, and HotShot®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates annual revenue from continuing operations in excess of $2 billion.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) Spectrum Brands’ ability to identify, develop and retain key employees, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations

(Unaudited)
(In millions, except per share amounts)

	One Month ended September 30,	Three Months ended September 30,			Twelve Months ended September 30,
	Successor	Combined	Predecessor		Combined	Predecessor
	F2009	F2009	F2008	INC(DEC)	F2009	F2008	INC(DEC)
				%			%
Net sales	$219.9	$589.4	$668.0	-11.8%	$2,230.5	$2,426.6	-8.1%
Cost of goods sold	155.3	378.0	410.1		1,400.9	1,490.0
Restructuring and related charges	0.2	0.2	2.3		13.4	16.5
Gross profit	64.4	211.2	255.6	-17.4%	816.2	920.1	-11.3%

Selling	39.1	101.1	122.9		402.3	506.4
General and administrative	20.6	49.0	49.9		165.8	189.0
Research and development	3.0	6.7	6.5		24.4	25.3
Goodwill and intangibles impairment	-	34.4	545.5		34.4	861.2
Restructuring and related charges	1.6	5.2	6.8		32.4	22.8

Total operating expenses	64.3	196.4	731.6		659.3	1,604.7

Operating income	0.1	14.8	(476.0)		156.9	(684.6)

Interest expense	16.9	41.3	56.5		189.9	229.0
Other (income) expense, net	(0.8)	(1.0)	1.1		2.5	1.2

Loss from continuing operations before reorganization items, net and income taxes	(16.0)	(25.5)	(533.6)		(35.5)	(914.8)

Reorganization items, net	4.0	(1,222.7)	-		(1,138.9)	-

(Loss) income from continuing operations before income taxes	(20.0)	1,197.2	(533.6)		1,103.4	(914.8)

Income tax expense (benefit)	51.2	42.0	(58.7)		73.8	(9.5)

(Loss) income from continuing operations	(71.2)	1,155.2	(474.9)		1,029.6	(905.3)

Income (loss) from discontinued operations, net of tax (a)	0.4	(2.4)	(17.6)		(86.4)	(26.2)

Net (loss) income	$(70.8)	$1,152.8	$(492.5)		$943.2	$(931.5)

Average shares outstanding (b)	30.0		50.9			50.9

Loss from continuing operations	$(2.37)		$(9.33)			$(17.78)
Income (loss) from discontinued operations	0.01		(0.35)			(0.51)
Basic loss per share	$2.36		$(9.68)			$(18.29)

Average shares and common stock equivalents outstanding (b) (c)	30.0		50.9			50.9

Loss from continuing operations	$(2.37)		$(9.33)			$(17.78)
Income (loss) from discontinued operations	0.01		(0.35)			(0.51)
Diluted loss per share	$2.36		$(9.68)			$(18.29)

Note: In connection with the Company’s emergence from bankruptcy on August 28, 2009 and the application of fresh-start reporting on August 30, 2009, in accordance with ASC Topic 852, “Reorganizations,” formerly the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, the post emergence results for the one month period ended September 30, 2009 (the “Successor Company”) and the results for the eleven month period ended August 30, 2009 (the “Predecessor Company”) are presented separately. For illustrative purposes in this earnings release, the Company has combined the separate Successor and Predecessor Company results to derive combined results for the three and twelve month period ended September 30, 2009. However, because of the various adjustments to our financial statements in connection with the adoption of fresh-start reporting, including asset valuation adjustments, adjustments to liabilities and re

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business and of the Canadian Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of fiscal 2009. The Canadian Home and Garden business was discontinued effective October 1, 2006. Included in the loss from discontinued operations for Fiscal 2008, is a loss on disposal of $1.1 million, net of tax benefit. The Company's Canadian Home and Garden business was sold on November 1, 2007.

(b) Per share figures calculated prior to rounding.

(c) For the one month period ended September 30, 2009 and during Fiscal 2008 the Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
(Unaudited)
($ in millions)

Supplemental Financial Data		F2009	F2008
Cash		$97.8	$104.8

Trade receivables, net		$274.5	$353.9
Days Sales Outstanding (a)		44	49

Inventory, net		$341.5	$383.3
Inventory Turnover (b)		4.6	4.4

Total Debt		$1,583.5	$2,523.4

	One Month ended September 30,	Three Months ended September 30,		Twelve Months ended September 30,
	Successor	Combined	Predecessor	Combined	Predecessor
Supplemental Cash Flow Data	2009	F2009	F2008	F2009	F2008
Depreciation and amortization, excluding amortization of debt issuance costs	$8.6	$19.6	$21.1	$67.1	$85.0

Capital expenditures	$2.7	$5.2	$6.2	$10.8	$18.9

	One Month ended September 30,	Three Months ended September 30,		Twelve Months ended September 30,
Supplemental Segment Sales & Profitability	2009	F2009	F2008	F2009	F2008

Net Sales
Global Batteries & Personal Care	$146.1	$361.4	$423.6	$1,335.0	$1,493.7
Global Pet Supplies	56.3	154.8	159.2	573.9	598.6
Home and Garden	17.5	73.2	85.2	321.6	334.3
Total net sales	$219.9	$589.4	$668.0	$2,230.5	$2,426.6

Segment Profit
Global Batteries & Personal Care	$5.7	$40.7	$57.9	$165.1	$162.9
Global Pet Supplies	3.2	18.8	20.1	64.6	68.9
Home and Garden	(4.6)	4.9	16.0	41.8	29.4
Total segment profit	4.3	64.4	94.0	271.5	261.2

Corporate	2.4	9.8	15.4	34.4	45.3
Restructuring and related charges	1.8	5.4	9.1	45.8	39.3
Goodwill and intangibles impairment	-	34.4	545.5	34.4	861.2
Interest expense	16.9	41.3	56.5	189.9	229.0
Other (income) expense, net	(0.8)	(1.0)	1.1	2.5	1.2

Loss from continuing operations before reorganization items, net and income taxes	$(16.0)	$(25.5)	$(533.6)	$(35.5)	$(914.8)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the one month ended September 30, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$6.7	$3.0	$(5.2)	$(7.3)	$(68.1)	$(70.8)

Income from discontinued operations, net of tax	-	-	(0.4)	-	-	(0.4)
Income tax expense	-	-	-	-	51.2	51.2
Interest expense	-	-	-	-	16.9	16.9
Restructuring and related charges	0.5	-	1.0	0.2	-	1.8
Reorganization Items	-	-	-	4.0	-	4.0
Accelerated Depreciation (b)	-	-	(0.1)	-	-	(0.1)
Fresh-Start Inventory Write-off	9.9	5.4	1.1	-		16.3
Other Fresh-Start (c)	0.1	0.4	-	1.1	-	1.5
Brazilian IPI Credit	(0.2)	-	-	-	-	(0.2)

Adjusted EBIT	17.0	8.8	(3.6)	(2.1)	-	20.2
Depreciation and Amortization	4.7	2.6	1.3	0.0	-	8.6

Adjusted EBITDA	$21.7	$11.4	$(2.3)	$(2.0)	$-	$28.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation twice.
(c) Adjustment reflects losses of certain hedges due to the adoption of Fresh-Start reporting coupled with straight-line lease accrual true-ups.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the three months ended September 30, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$26.2	$(1.2)	$(1.3)	$1,212.2	$(83.3)	$1,152.8

Loss from discontinued operations, net of tax	-	-	2.4	-	-	2.4
Income tax expense	-	-	-	-	42.0	42.0
Interest expense	-	-	-	-	41.3	41.3
Restructuring and related charges	0.2	1.1	3.4	0.7	-	5.4
Reorganization Items	-	-	-	(1,222.7)	-	(1,222.7)
Accelerated Depreciation (b)	-	-	(1.1)	-	-	(1.1)
Intangibles Impairment	15.4	18.5	0.5	-	-	34.4
Fresh-Start Inventory Write-off	9.9	5.4	1.1	-	-	16.3
Other Fresh-Start (c)	0.1	0.4	-	1.1	-	1.5
Brazilian IPI Credit	(0.7)	-	-	-	-	(0.7)

Adjusted EBIT	51.1	24.2	5.0	(8.6)	-	71.8
Depreciation and Amortization	8.7	6.2	4.0	0.7	-	19.6

Adjusted EBITDA	$59.8	$30.4	$9.1	$(7.9)	$-	$91.4

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation twice.
(c) Adjustment reflects losses of certain hedges due to the adoption of Fresh-Start reporting coupled with straight-line lease accrual true-ups.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA
for the twelve months ended September 30, 2009
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss)	$125.6	$40.7	$(51.3)	$1,091.8	$(263.7)	$943.2

Loss from discontinued operations, net of tax	-	-	86.4	-	-	86.4
Income tax expense	-	-	-	-	73.8	73.8
Interest expense	-	-	-	-	189.9	189.9
Restructuring and related charges	20.8	5.8	6.3	12.9	-	45.8
Reorganization Items	-	-	-	(1,138.9)	-	(1,138.9)
Accelerated Depreciation (b)	(2.7)	-	(1.4)	-	-	(4.2)
Intangibles Impairment	15.4	18.5	0.5	-	-	34.4
Fresh-Start Inventory Write-off	9.9	5.4	1.1	-	-	16.3
Other Fresh-Start (c)	0.1	0.4	-	1.1	-	1.5
Brazilian IPI Credit	(5.6)	-	-	-	-	(5.6)

Adjusted EBIT	163.5	70.8	41.5	(33.1)	-	242.7
Depreciation and Amortization	29.4	22.4	12.4	3.0	-	67.1

Adjusted EBITDA	$192.8	$93.2	$53.9	$(30.1)	$-	$309.9

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation twice.
(c) Adjustment reflects losses of certain hedges due to the adoption of Fresh-Start reporting coupled with straight-line lease accrual true-ups.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended September 30, 2008
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss), net of tax	$(33.8)	$(349.5)	$(93.6)	$(17.5)	$2.1	$(492.5)

Loss from discontinued operations, net of tax	-	-	17.6	-	-	17.6
Income tax expense	-	-	-	-	(58.7)	(58.7)
Interest expense	-	-	-	-	56.5	56.5
Goodwill and intangibles impairment	85.7	368.7	91.1	-	-	545.5
Restructuring and related charges	6.0	1.6	0.9	0.6	-	9.1
Restricted Stock Amortization/Restructuring (b)	-	-	-	(0.3)	-	(0.2)
Brazilian IPI Credit	(3.6)	-	-	-	-	(3.6)
Transaction costs	-	-	-	3.4	-	3.4

Adjusted EBIT	54.3	20.8	16.0	(13.8)	-	77.1
Depreciation and Amortization	8.8	6.0	2.7	3.5	-	21.1

Adjusted EBITDA	$63.1	$26.8	$18.7	$(10.3)	$-	$98.2

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) Adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this add back of depreciation twice.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the twelve months ended September 30, 2008
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Net Income (loss), net of tax	$34.5	$(457.5)	$(236.1)	$(52.9)	$(219.6)	$(931.5)

Loss from discontinued operations, net of tax	-	-	26.2	-	-	26.2
Income tax benefit	-	-	-		(9.5)	(9.5)
Interest expense	-	-	-		229.0	229.0
Goodwill and intangibles impairment	101.9	523.6	235.7	-	-	861.2
Restructuring and related charges	28.2	3.0	3.8	4.4	-	39.3
Restricted Stock Amortization/Restructuring (b)	-	-	-	(0.4)	-	(0.4)
Brazilian IPI Credit	(11.9)	-	-	-	-	(11.9)
Transaction costs	-	-	1.5	7.9	-	9.4

Adjusted EBIT	152.7	69.2	31.0	(41.0)	-	211.9
Depreciation and Amortization	32.5	22.9	21.6	8.0	-	85.0

EBITDA	$185.2	$92.1	$52.6	$(33.0)	$-	$296.9

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.
(b) Adjustment reflects restricted stock amortization which is associated with and included in restructuring and related charges. The adjustment negates the impact of reflecting this add back of depreciation twice.

CONTACT:
Spectrum Brands
Investor Contact:
Carey Phelps, 770-829-6208
DVP Investor Relations
or
For Spectrum Brands
Media Contact:
MS&L
Frank Ranew, 404-870-6832